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News Release

Contacts:

Integra LifeSciences Holdings Corporation

Investor Relations:
Angela Steinway
(609) 936-2268
angela.steinway@integralife.com

Media:
Gianna Sabella
(609) 936-2389
gianna.sabella@integralife.com

Integra LifeSciences Names Keith Valentine as Chief Executive Officer of SeaSpine; John Bostjancic Appointed as Chief Financial Officer of SeaSpine

Plainsboro, New Jersey / April 30, 2015 – Integra LifeSciences Holdings Corporation (NASDAQ: IART - news) today announced the appointment, effective May 1, 2015, of Keith Valentine as Chief Executive Officer of SeaSpine Holdings Corporation, which will be an independent, publicly traded company following the completion of its spin-off from Integra. SeaSpine, a global medical technology company focused on surgical solutions for the treatment of spinal disorders located in Vista, CA, has a comprehensive portfolio of orthobiologics and spinal fusion hardware solutions.

“With more than 20 years of experience in the orthopedic industry and an outstanding track record of success, Keith’s proven leadership skills will drive growth and innovation at SeaSpine,” said Peter Arduini, Integra’s President and Chief Executive Officer.

Prior to joining SeaSpine, Mr. Valentine served as President and Chief Operating Officer of NuVasive, Inc. from January 2007 to January 2015 and as President from December 2004 to January 2007, prior to which he served in various senior executive roles in Marketing, Development and Operations since joining NuVasive in 2001. Previously, Mr. Valentine served as Vice President of Marketing at ORATEC Interventions, Inc., a medical device company acquired by Smith & Nephew PLC, and spent eight years in various roles with Medtronic Sofamor Danek including, Vice President of Marketing for the Rods Division and Group Director for the BMP Biologics program, the Interbody Sales Development Effort, and International Sales and Marketing.

“I am thrilled to have the opportunity to lead SeaSpine following the spin-off from Integra,” said Mr. Valentine. “SeaSpine has the ability to leverage its leading orthobiologics products and broad spinal fusion hardware portfolio, as well as invest in a pipeline of differentiated products to drive growth. I look forward to working with our customers, our strong management team, employees, and our future investors in the coming weeks and months.”

John Bostjancic was also recently named Chief Financial Officer of SeaSpine. Mr. Bostjancic has been Acting CFO of SeaSpine since December 2014. He was most recently a Senior Vice President of Global Supply Chain at Integra from February 2012 to November 2014. From 2008 to January 2012, Mr. Bostjancic was Senior Vice President of Financial Planning and Analysis. He joined Integra in 1999 and held roles of increasing responsibility in the finance organization, including Corporate Controller from 2003 to 2006. Previously, Mr. Bostjancic worked at Merck & Co., Inc. and PricewaterhouseCoopers.

EXHIBIT 99.1

Kirt Stephenson, future Chairman of SeaSpine's Board of Directors, said, “We are pleased to have a CEO with Keith’s background and track record, as well as a proven financial executive in John Bostjancic. We now have the leadership team in place to lead an independent SeaSpine forward.”

On November 3, 2014, the Company announced that it plans to spin off its orthobiologics and spinal fusion hardware business into a standalone public company. The spin-off is expected to take the form of a distribution that will be tax-free, except for cash received in lieu of fractional shares, to Integra shareholder of a new publicly traded stock in SeaSpine. The spin-off is expected to be completed in the second half of 2015, subject to certain customary conditions, including declaration by the SEC of the effectiveness of the Form 10, confirmation of the tax-free nature of the transaction and final approval of the spin-off by Integra's Board of Directors.

Integra LifeSciences, a world leader in medical technology, is dedicated to limiting uncertainty for caregivers, so they can concentrate on providing the best patient care. Integra offers innovative solutions, including leading regenerative technologies, in specialty surgical solutions, orthopedics and tissue technologies, and spine hardware and orthobiologics. For more information, please visit www.integralife.com

Certain matters contained in this news release concerning the potential spinoff of the orthobiologics and spinal fusion hardware business, the anticipated timing of the spin-off, the tax-free treatment of the transaction, the anticipated management of the business to be spun-off, the anticipated net sales and market positions, and the outlook for orthobiologics and spinal fusion hardware business as a separate business constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events. There can be no assurance that the proposed transaction or these future events will occur as anticipated, if at all, or that actual results will be as expected. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as each company's ability to respond to the changes in its end markets that could affect demand for the company's products; the ability to achieve anticipated growth rates, margins and scale and to execute on our strategy generally; unanticipated changes in business relationships with customers or their purchases from each company; weakness in global or regional economic conditions and financial markets; the ability to achieve satisfactory operating results in the integration of acquired companies; uncertainties that may delay or negatively impact the spin-off or cause the spin-off to not occur; uncertainties related to each company's ability to realize the anticipated benefits of the spin-off, including new focus and anticipated growth; the inability to realize the benefits of a simplified structure; the inability to establish or maintain certain business relationships between both companies; disruptions to operations as a result of effecting the spin-off; demand for and market acceptance of risks for new and existing products; future actions of regulatory bodies and other governmental authorities, including the FDA and foreign counterparts; product quality or patient safety concerns leading to product recalls, withdrawals, launch delays, litigation, or declining sales; U.S. healthcare reform and other global austerity measures; reimbursement and rebate policies of government agencies and private payers; product development risks; additional indications and therapeutic applications for medical products, biologics, and medical devices; timely submission and approval of regulatory filings; inventory reductions or fluctuations in buying patterns; the availability of acceptable raw materials and component supply; the ability to enforce company patents; and foreign currency fluctuations, that could delay or negatively impact the proposed transaction or the orthobiologics and spinal fusion hardware business, see Item 1A of the Integra’s Annual Report on Form 10-K for the year ended December 31, 2014 entitled "Risk Factors" and the “Risk Factors” section of SeaSpine’s Registration Statement on Form 10.